EXHIBIT 10.2

Settlement and Standstill Agreement

This SETTLEMENT AND STANDSTILL AGREEMENT, dated as of July 13, 2007 (the “Agreement”), is by and between Arbinet-thexchange, Inc., a Delaware corporation (“Arbinet”), and Robert A. Marmon (the “Stockholder”).

WHEREAS, the Stockholder is the beneficial owners of shares of common stock, par value $0.001 per share, of Arbinet (the “Common Stock”); and

WHEREAS, by letter dated March 6, 2007, the Stockholder provided notice to Arbinet of his intention to nominate the Stockholder, William L. Schrader, and James F. Lavin for election as directors of Arbinet at its 2007 annual meeting of stockholders (the “Stockholder Nomination”); and

WHEREAS, subject to this Agreement, the Stockholder intends hereby to withdraw the Stockholder Nomination and refrain from contesting the election of directors at Arbinet’s 2007 annual meeting of stockholders; and

WHEREAS, Arbinet and the Stockholder intend to provide hereby for, among other matters, enlargement of the Board of Directors of Arbinet (the “Board”) from six (6) to nine (9) members and for the appointment of Shawn O’Donnell, Jill Thoerle, and Stanley Kreitman to the Board to fill the vacancies resulting therefrom, and furthermore, Arbinet and the Stockholder desire to otherwise resolve all matters between them, including those matters at issue in or with respect to the Stockholder Nomination.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Representations.

(a) Binding Agreement: Authority. Arbinet hereby represents and warrants that this Agreement has been duly authorized, executed and delivered by Arbinet, and is a valid and binding obligation of Arbinet, enforceable against Arbinet in accordance with its terms. The Stockholder represents and warrants that this Agreement has been duly authorized, executed and delivered by the Stockholder, and is a valid and binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms.

(b) Share Ownership of Common Stock. The Stockholder hereby represents and warrants that, as of the date hereof, he and his Affiliates and Associates (as such terms are hereinafter defined) are the “beneficial owners” (as such term is hereinafter defined) of the shares of Common Stock set forth opposite their respective name on Schedule A hereto (the “Shares”), and that neither he nor his Affiliates or Associates beneficially own, or have any rights, options or agreements to acquire or vote, any other shares of Common Stock.

(c) Defined Terms. For purposes of this Agreement, the term “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For purposes of this Agreement, the terms “beneficial owner” and “beneficially own” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act, except that a person shall also be deemed to be the beneficial owner of all shares of Common Stock that such person has the right to acquire pursuant to the exercise of any rights in connection with any securities or any agreement, regardless of when such rights may be exercised and whether they are conditional.

Section 2. Directors.

(a) Additional Directors. The Stockholder and Arbinet agree that as promptly as practicable (but in no event more than the second (2nd) business day) following the execution of this Agreement by the parties hereto, the Board will increase the size of the Board to nine (9) members and (i) appoint Shawn O’Donnell and Jill Thoerle to fill the newly created directorships on the Board as Class III directors whose term shall expire at Arbinet’s 2007 annual meeting of stockholders, and (ii) appoint Stanley Kreitman to fill the newly created directorship on the Board as a Class II director whose term shall expire at Arbinet’s 2009 annual meeting of stockholders. At such time as Shawn O’Donnell, Jill Thoerle, and Stanley Kreitman shall each become a director of Arbinet in accordance with the terms of this Agreement, Shawn O’Donnell, Jill Thoerle, and Stanley Kreitman shall agree in writing to be bound by the terms and conditions of Arbinet’s policies applicable to directors, including, without limitation, Arbinet’s Code of Business Conduct & Ethics, Corporate Governance Guidelines, and Insider Trading Policy.

(b) Nominations. Arbinet agrees to nominate Michael J. Ruane, Shawn O’Donnell, and Jill Thoerle for election as Class III directors of Arbinet at its 2007 annual meeting of stockholders, and use its reasonable best efforts to cause the election of such persons, each to serve for a three-year term ending upon the election of directors at Arbinet’s 2010 annual meeting of stockholders and until his or her successor is duly elected and qualified.

Section 3. Voting.

(a) 2007 Annual Meeting. The Stockholder, together with his Affiliates and Associates, will not submit any stockholder proposal (pursuant to Rule 14a-8 or otherwise), or any notice of nomination or other business under Arbinet’s Second Amended and Restated By-laws, and will not nominate or oppose directors for election at the 2007 annual meeting of stockholders of Arbinet. The Stockholder shall cause all Shares of Common Stock beneficially owned by him, and/or his Affiliates or Associates, as of the record date for the 2007 annual meeting of stockholders of Arbinet, to be present for quorum purposes and to be voted in favor of Michael J. Ruane, Shawn O’Donnell, and Jill Thoerle at such annual meeting or at any adjournments or postponements thereof.

(b) Other Meetings. During the Standstill Period (as such term is hereinafter defined), the Stockholder shall cause all Shares of Common Stock beneficially owned by him, and/or his Affiliates or Associates, as of the record date for any other meeting of stockholders of Arbinet at which directors are to be elected, to be present for quorum purposes and to be voted in favor of Arbinet’s nominees for directors at such meeting or any adjournments or postponements thereof.

(c) Further Assurances. The Stockholder further agrees to take all action reasonably necessary to carry out the intention of this Section 3, including, without limitation, delivering to Arbinet upon its written request executed proxies naming the proxies appointed by Arbinet for all shares of Common Stock beneficially owned by the Stockholder and/or his Affiliates or Associates as of the record dates for the aforementioned meetings of stockholders.

Section 4. Acquisition of Stock. The Stockholder covenants and agrees that, from and after the date on which Shawn O’Donnell, Jill Thoerle, and Stanley Kreitman are duly appointed to the Board, and until the expiration of the Standstill Period, neither he nor any of his Affiliates or Associates will, without the prior written consent of Arbinet specifically expressed in a vote adopted by the Board, directly or indirectly, purchase or cause to be purchased or otherwise acquire or agree to acquire, or become or agree to become the beneficial owner of, any other securities (other than the Shares) issued by Arbinet, or any securities convertible into or exchangeable for Common Stock or any other equity securities of Arbinet, if in any such case immediately after the taking of such action the Stockholder and his Affiliates and Associates would, in the aggregate, beneficially own more than 5% of the then outstanding shares of Common Stock.

Section 5. Standstill Arrangements. The Stockholder agrees that, during the period from the date of this Agreement through July 13, 2008 (the “Standstill Period”), neither he nor any of his Affiliates or Associates will, without the written consent of Arbinet, directly or indirectly, solicit, request, advise, assist or encourage others (other than exercising his rights to vote his Shares at an annual or special meeting of the stockholders of Arbinet, in each instance in compliance with the terms of this Agreement), to (a) effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer of propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any securities (or beneficial ownership thereof) or assets of Arbinet or any of its subsidiaries; (ii) any tender or exchange offer, merger or other business combination involving Arbinet or any of its subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Arbinet or any of its subsidiaries; or (iv) any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) or consent to vote any voting securities of Arbinet; (b) form, join or in any way participate in a “group” (as defined under the Exchange Act); (c) otherwise act, alone or in concert with others, to seek to control or influence the management, the Board or policies of Arbinet; (d) nominate any persons as a director of Arbinet, or propose any matter to be voted on by stockholders of Arbinet; or (e) enter into any discussions or arrangements with any third party with respect to any of the foregoing. The Stockholder also agrees during the Standstill Period not to request Arbinet (or its directors, officers, employees or agents), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence).

Section 6. Withdrawal of Demand and Stockholder Nomination and Proposal. Upon Shawn O’Donnell, Jill Thoerle, and Stanley Kreitman appointment to the Board, the Stockholder hereby withdraws the Stockholder Nomination and shall immediately cease all efforts, direct or indirect, in furtherance of the Stockholder Nomination and any related solicitation.

Section 7. Press Releases and Other Public Statements. During the Standstill Period, Arbinet and the Stockholder agree as follows:

(a) Arbinet agrees, subject to the requirements of applicable federal securities laws, to provide the Stockholder with an opportunity to review and comment on any press release, public filing, or letter to Arbinet’s stockholders containing statements about the Stockholder, prior to its public release.

(b) The Stockholder agrees, subject to the requirements of applicable federal securities laws, to provide Arbinet with an opportunity to review and comment on any press release, public filing, or letter to Arbinet’s stockholders containing statements about Arbinet, prior to its public release.

(c) The initial press release with respect to the execution of this Agreement shall be a press release to be reasonably agreed upon by Arbinet and the Stockholder (the “Press Release”).

(d) Neither Arbinet nor the Stockholder, nor any of his Affiliates or Associates, shall directly or indirectly make or issue or cause to be made or issued any disclosure, announcement or statement (including without limitation the filing of any document or report with the SEC or any other governmental agency or any disclosure to any journalist, member of the media or securities analyst) concerning the other party or any of its respective past, present or future general partners, directors, officers or employees, which disparages any of such other party’s respective past, present or future general partners, directors, officers or employees as individuals (recognizing that the parties shall be free to comment in good faith regarding the business of Arbinet, provided any such comment shall not otherwise violate the terms of this Agreement).

Section 8. Reimbursement of Certain Expenses. As of the date hereof, Arbinet will pay to the Stockholder by wire transfer prior to the date of the Press Release Two Hundred Sixty Two Thousand Four Hundred Three Dollars ($262,403) as reimbursement for all of his out-of-pocket expenses incurred in connection with the 2006 annual meeting of stockholders proxy contest and the 2007 annual meeting of stockholders proxy contest.

Section 9. General Release.

(a) The Stockholder, on his own behalf and on behalf of his Affiliates, Associates, successors, assigns, heirs, beneficiaries, attorneys, partners, limited partners, employees and agents (as applicable) (collectively, the “Stockholder Releasors”), hereby releases and discharges Arbinet, and its respective directors, officers, employees, agents, shareholders, licensees, sublicensees, customers, suppliers, importers, manufacturers, distributors or insurers, or any heirs, administrators, executors, predecessors, successors or assigns of the foregoing (individually and collectively, the “Arbinet Releasees”) from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses, known or unknown (collectively, “Claims”), which the Stockholder Releasors may have had or may now have, own, or hold, or claim to have, own, or hold against the Arbinet Releasees up to the date of this Agreement. The Stockholder Releasors specifically waive any rights under any statute, regulation or rule which purports to limit the right of persons to release or waive unknown Claims. Each of the

Stockholder Releasors represents and warrants hereby that it has not filed any complaints or charges asserting any Claims against any of the Arbinet Releasees with any local, state or federal agency or court, or assigned any such Claim to any other person. Each of the Stockholder Releasors agrees never to directly or indirectly commence, authorize or assist in any suit or other proceeding (including asserting any claim or counterclaim against, or participate in or join or otherwise aid, other than as required by law, in any claim or action) against Arbinet Releasees regarding any matter within the scope of this General Release. If any of the Stockholder Releasors violates this General Release by suing any Arbinet Releasee or causing any Arbinet Releasee to be sued, the undersigned Stockholder Releasors agree to pay all costs and expenses of defending against the suit incurred by the Arbinet Releasees, including reasonable attorneys’ fees.

(b) Arbinet, on its own behalf and on behalf of its Affiliates, Associates, successors, assigns, heirs, beneficiaries, attorneys, partners, limited partners, employees and agents (as applicable) (collectively, the “Arbinet Releasors”), hereby releases and discharges the Stockholder (the “Stockholder Releasee”) from any and all Claims which the Arbinet Releasors may have had or may now have, own, or hold, or claim to have, own, or hold against the Stockholder Releasee up to the date of this Agreement. The Arbinet Releasors specifically waive any rights under any statute, regulation or rule which purports to limit the right of persons to release or waive unknown Claims. Each of the Arbinet Releasors represents and warrants hereby that it has not filed any complaints or charges asserting any Claims against the Stockholder Releasee with any local, state or federal agency or court, or assigned any such Claim to any other person. Each of the Arbinet Releasors agrees never to sue the Stockholder Releasee or cause the Stockholder Releasee to be sued regarding any matter within the scope of this General Release. If any of the Arbinet Releasors violates this General Release by suing the Stockholder Releasee or causing the Stockholder Releasee to be sued, the undersigned Arbinet Releasors agree to pay all costs and expenses of defending against the suit incurred by the Stockholder Releasee, including reasonable attorneys’ fees.

(c) Each of the undersigned Stockholder Releasors and Arbinet Releasors acknowledge that it has read the contents of the foregoing applicable General Release, that it has had the opportunity to review such General Release with counsel of its choice, that it understands the same and that it has given such General Release as its own free act and deed.

(d) Notwithstanding anything contained in this Section 9 to the contrary, this Section 9 shall not apply to any Claim arising out of a breach of the obligations contained in this Agreement.

Section 10. Remedies. Each party hereto hereby acknowledges and agrees that irreparable harm would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to specific relief hereunder, including, without limitation, an injunction or injunctions to prevent and enjoin breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof in any state or federal court in the State of Delaware, in addition to any other remedy to which they may be entitled at law or in equity. Any requirements for the securing or posting of any bond with such remedy are hereby waived.

Section 11. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and may be amended only by an agreement in writing executed by the parties hereto.

Section 12. Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be validly given, made or served, if in writing and sent by U.S. registered mail, return receipt requested:

if to Arbinet:	Arbinet-thexchange, Inc.
Tower II, Suite 450
120 Albany Street
New Brunswick, New Jersey 08901
Attention: General Counsel

with a copy to:	Goodwin Procter LLP
Exchange Place
Boston, Massachusetts 02109
Attention: Joseph L. Johnson III

if to the Stockholder:	Robert A. Marmon
339 North Latch’s Lane
Merion Station, Pennsylvania 19066-1728

Section 13. Law Governing. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to any conflict of laws provisions thereof. The parties, on behalf of itself and its Affiliates and Associates, hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts in the State of Delaware and/or the courts of the United States of America located in the State of Delaware for any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, and agree not to commence any action, suit or proceeding related thereto except in such courts. The parties, on behalf of itself and its Affiliates and Associates, hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby, in the courts in the State of Delaware and/or the courts of the United States of America located in the State of Delaware, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding in any such court has been brought in any inconvenient forum.

Section 14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 15. No Presumption Against Draftsman. Each of the undersigned parties hereby acknowledges the undersigned parties fully negotiated the terms of this Agreement, that each such party had an equal opportunity to influence the drafting of the language contained in this Agreement and that there shall be no presumption against any such party on the ground that such party was responsible for preparing this Agreement or any part hereof.

Section 16. Enforceability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that the parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable. In addition, the parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any such that is held invalid, void or unenforceable by a court of competent jurisdiction.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, each of the parties hereto has executed this Settlement and Standstill Agreement, or caused the same to be executed by its duly authorized representative as of the date first above written.

ARBINET-THEXCHANGE, INC.

By:	/s/ Roger H. Moore
Name:	Roger H. Moore
Title:	Interim Chief Executive Officer and President

/s/ Robert A. Marmon
Robert A. Marmon, individually

Schedule A

Beneficial and Record Ownership of Common Stock

Stockholder	Number of Shares of Common Stock Held Beneficially	Number of Shares of Common Stock Held of Record
Robert A. Marmon	120,811(1)	500

(1)	Includes (a) 500 shares of Common Stock owned of record by Mr. Marmon, (b) 90,308 shares of Common Stock owned by Mr. Marmon through an account for his benefit at E*Trade Financial, and (c) the following shares of Common Stock owned by the trusts listed below, the trustee of each of such trusts is Mr. Marmon’s spouse:

Stockholder	Number of Shares of Common Stock Held of Record
Charitable Remainder Unitrust for Vicki Marmon-Youngelman	3,702

Charitable Remainder Unitrust for Maxine Youngelman	1,863

Charitable Remainder Unitrust for Larry Arthur Simms	3,682

Charitable Remainder Unitrust for Beverly H. Marmon Deangelo	5,583

Charitable Remainder Unitrust for Herman S. Marmon	5,707

Annette Powell Trust, Toby Marmon Trustee	1,871

Joanna A. Marmon Trust, Toby Marmon Trustee	45

James Owens Trust, Toby Marmon Trustee	1,801

David Ray Youngelman Trust, Toby Marmon Trustee	5,749

Total:	30,003